                                                                   EXHIBIT 99.1

                                      [SIMMONS LOGO]

FOR IMMEDIATE RELEASE

Contact:          William S. Creekmuir
                  Simmons Company
                  770-512-7700

               SIMMONS COMPANY AMENDS ITS SENIOR CREDIT AGREEMENT

         Atlanta, Georgia, (January 19, 2001)---- Simmons Company announced today that it has completed a third amendment to its Senior Credit Agreement. The amendment provides for more favorable financial covenant tests for the next three fiscal quarters commencing with the year ended December 30, 2000. The amendment was prompted by the Company's recently announced settlement with Serta, Inc.

         Simmons' Executive Vice President and Chief Financial Officer William
S. Creekmuir said, "The approval of the amendment by the lending group, led by Goldman Sachs Credit Partners L.P. and UBS AG, represents a vote of support by the lending group in Simmons' management team and confidence in our operating plan. They were encouraged by the progress Simmons made in 2000 and where the Company is headed." He added, "At current borrowing levels, the Company's total interest expense will only increase marginally." At December 30, 2000, the Company had $157.9 million outstanding under the senior credit agreement, down $23.1 million and $8.1 million from September 30, 2000 and December 25, 1999, respectively. Interest spreads under the credit agreement will be reduced in the future as the Company continues to reduce its debt levels.

         Maker of Beautyrest(R), BackCare(R), DreamScapes(TM), and Deep Sleep(R), Atlanta-based Simmons Company employs more than 3,000 people and operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(TM) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

         FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, such as, among others, statements relating to future operating results and customer acceptance of our products. Such statements are dependent on a number of factors, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include the Company's ability to continue its sales growth and further improve its profitability, in addition to those factors identified from time to time in the Company's required filings with the U.S. Securities and Exchange Commission.